Exhibit 99.2

Renaissance Learning

Q4 Earnings Conference Call

Moderator: John Hickey

January 25, 2006

5:00 p.m. EST

OPERATOR:  Good afternoon ladies and gentlemen and than you for standing by.  Welcome to Renaissance Learning’s Fourth Quarter Earnings conference call.  At this time everyone is in a listen-only mode.  Later there will be an opportunity for you to ask questions and instructions will be given at that time.  As a reminder, your conference is also being recorded.

At this time, I would like to introduce to you the Chief Financial Officer, Mary Minch.  Go ahead Ms. Minch.

MARY MINCH, CHIEF FINANCIAL OFFICER, RENAISSANCE LEARNING:  Good afternoon.  I'm Mary Minch, Chief Financial Officer of Renaissance Learning and I'd like to welcome everyone to our Fourth Quarter Conference Call.  With me today is John Hickey, our President and Chief Executive Officer.

Before beginning, I need to point out that this call may include information constituting forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding sales expectations and the introduction of new products and services.  Any such forward-looking statements may involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or could contribute to such differences include those matters disclosed in the company's Securities and Exchange Commission filings, including forms 10-K and 10-Q.

I’ll begin our call today with a review of the fourth quarter financial results and then turn it over to John who’ll provide some comments about our operations and an update on our strategic initiatives and the 2006 business plan.  Following our comments we’ll be happy to take your questions.

Fourth quarter revenues of $29 million were up nearly 15 percent from fourth quarter 2004 revenues of $25.3 million and net income increased nearly 16 percent to $6 million.  On a per share basis, we earned $0.20 this quarter versus $0.17 one year ago.  Quarterly results included a pre-tax gain of $1.8 million on the sale of an office building and a decrease in income tax expense of approximately $800,000 primarily due to the favorable resolution of certain state and federal tax positions.  Our full year revenues were up 4.1 percent to $116.3 million and earnings per share was $0.80, up nine percent from $0.73 per share earned in 2004.

Revenues from Renaissance Learning products and services, excluding AlphaSmart, continue to show improving trends with quarter-over-prior-year quarter comparables improving for the fifth straight quarter.  Deferred revenue also increased by nearly $800,000 in the quarter, and reached its highest level to date at $18.8 million; a good sign.  Product revenues were up 17.1 percent compared to the same quarter last year and included the addition of AlphaSmart product sales which added incrementally since we didn’t own them in the year ago period.

Our service revenues, which were up five percent, continue to show positive growth over the prior year driven by improvement in our newer Renaissance Place service offerings such as guided implementation services, formerly called Coaching, technical services including installations and consulting, and hosting.  We believe these Renaissance Place service offerings provide better implementation success and improved educator training and that’s reflected in the improved revenue stream and in the positive results we’re seeing in the classroom.

The overall gross profit margin was 79 percent, up from last quarter’s gross margin of 76.4 percent, but of course down from last year’s margin of 87.3 percent, due to the mix now including the AlphaSmart line.  Product gross margins were 82.8 percent compared to 79.3 percent last quarter.  Service gross margins were up 350 basis points to 60.6 percent driven by continued improved utilization of our fixed costs related to our newer service offerings.

Operating expenses were $16.4 million, up 3 million from the fourth quarter of 2004 primarily due to the inclusion of AlphaSmart expenses and by increases in R&D as we built the combined AlphaSmart and Renaissance future opportunities as well as by increases in marketing for some of our newer product offerings.  The integration of AlphaSmart operations is now complete and we’re pleased to report that we have exceeded our target of achieving $2 million in annual cost savings which will be fully realized going forward in 2006.

Operating margins decreased to 22.3 percent from 33.9 percent in the prior year primarily due to the declining gross margins, the increased operating expenses related to additional product offerings and weaker sales from AlphaSmart units in the quarter.  Other income increased by $1.7 million in the quarter compared to last year, reflecting a pre-tax gain of $1.8 million on the sale of our Madison, Wisconsin office facility.  Over the past year we’ve consolidated many of the functions formerly performed at our Madison facility into our Wisconsin Rapids headquarters.  As a result, we’ve scaled down our operations in Madison and were able to reduce our investment there and now operate out of a smaller space.

The effective tax rate for the fourth quarter and the year were 29.8 percent and 35.3 percent, respectively, reflecting a fourth quarter adjustment of approximately $800,000 for the favorable resolution of certain state and federal tax positions.  Quarterly operating cash flow was $8.2 million for the quarter and accounts receivable collections and agings remain strong with days sales outstanding at just 32 days.  Cash and investments totaled $34.6 million at December 31st, down about nine million from September 30th, primarily due to the repurchase of 1,028,000 shares of our stock in the quarter for about $18.3 million.

Now, here’s John to provide some further details about our operations.

JOHN HICKEY, PRESIDENT AND CHIEF EXECUTIVE OFFICER, RENAISSANCE LEARNING:  Thanks Mary.  As Mary mentioned, our business, excluding AlphaSmart, continues to show improving revenue trends.  This is a result of the hard work and focus on key initiatives that began earlier this year.  However, even though AlphaSmart was down, it was still accretive to the earnings in 2005.  It was also especially pleasing to see our Renaissance Learning telesales channel increase the sales of specific AlphaSmart units even though it was very late in the quarter, proving that we are successful in selling AlphaSmart units remotely and by so doing, will reduce the higher, more expensive field sales model previously employed by AlphaSmart.  Despite the weakness in AlphaSmart unit sales, we remain confident about the potential for new, revenue generating opportunities from the combined Renaissance Learning and AlphaSmart product lines.  In this regard, we will be rolling out product plans in the near future and we are confident that the potential for breakthrough acceleration of learning will become evident at that time.

We also remain very excited about other recent product shipments; the Classroom Response System and Read Now with Power Up! to name just two.  The Classroom Response System, which began shipping in the fourth quarter, is an interactive wireless response assessment system that provides real time accountability for all students.  This product allows teachers to provide immediate intervention and individualized attention.  It continues to generate significant excitement and has already resulted in historic interest from educators, higher than any we have seen in recent years.  Quote and lead levels for this product continue to rise and we expect sales to ramp up as we showcase this product at our national convention in February and also upcoming industry trade shows.

Interest levels are also high for Read Now with Power Up! the reading intervention solution that we are partnering with Harcourt Achieve.  Primarily because this product is normally adopted for the beginning of a new school year, we expect sales to ramp up in the second and third quarter of 2006, as districts prepare for the 2006 and 7 school year.

The continued acceptance of Renaissance Place platforms resulted in nearly 9,200 school buildings having purchased at least one Renaissance Place product to date, up almost 1,500 buildings from September 30th, 2005.  However, the pattern for adoption of the Renaissance Place is primarily during the budget period of February through April so we believe that the Renaissance Place platform installations will continue to gain momentum during 2006 and reach over 20,000 school sites by the end of 2006.  The AlphaSmart integration efforts that spanned most of the second half of 2005 are now complete.  The field sales team have spent extensive time on transition, training and realignment issues and the telesales team was expanded to handle the AlphaSmart products and are doing well.

2005 did bring some slight improvement in the state budget situation.  Revenues improved and states were able to begin to restore funding to programs that they had previously cut.  While however, remembering how quickly revenue had declined in the past, most states held their spending in check and remained cautious.  2006 budgets are predicting similar modest revenue growth and expenditure pressure remains high, especially in the area of Medicaid, energy and infrastructure demands.  In addition, to continue caution on the spending front, 2006 will likely bring increased caution for K-12 school administrators to spend their limited budgets on projects that are proven effective in increasing test scores.  With our extensive research supporting the effectiveness of our products in accelerating learning, we believe that Renaissance Learning is well positioned to meet administrators’ needs.

As we look ahead to 2006, we start the year with our upcoming national convention scheduled for February 9th through the 12th in Nashville.  At this point, we expect attendance to be in line with last year’s levels of 3,500 attendees but we are extremely excited about our agenda for the conference as we will obviously be showcasing some of our newer products like the Classroom Response System and the Read Now with Power Up! solution to educators from across North America.

It is obvious that we’ve spent a lot of time in 2005 working on our strategic initiatives and new product offerings and that effort will continue.  We also expect to see continued increases in product development, and marketing costs related to these new initiatives in the quarters ahead.  We won’t be giving you specific guidance for 2006 but remain optimistic about the year as a whole.  We believe that new product offerings, expanded sales resources and focus on our initiatives have laid the groundwork and we look forward to achieving improved financial results and growth in revenue and earnings in 2006.

At this point, Mary and I will be happy to answer any questions you may have.

OPERATOR:  Ladies and gentlemen, if you are calling as a representative of an investment firm, you are invited to ask questions at this time by pressing '*' then '1' on your telephone keypad.  If you would like to withdraw your question, press the ‘#’ key.  Thank you.  We’ll pause for just a brief moment to compile the Q&A roster.

Thank you.  Your first question is coming from Mr. Drew Crum; please go ahead, with Stifel Nicolaus.

DREW CRUM, STIFEL NICOLAUS:  Hi, guys.

MARY MINCH:  Hi, Drew.

JOHN HICKEY:  Hi, Drew.

DREW CRUM:  First question pertains to AlphaSmart.  Given the weakness that you saw in the quarter, was it specific to any product?  And along those lines, given the success you had with the telesales force, does that suggest you’re going to curtail some of the field sales force efforts on that front, and how would that impact marketing spend for ’06?

JOHN HICKEY:  Number one question is, Drew, overall the declines were throughout all the three products lines they have, they have three products called AlphaSmart 3000, NEO and DANA, so that trend line continued which was evident even prior to our acquisition, which we knew about and kind of factored that in.  What we shifted though, the telesales group, if I answer that part of the question, is specifically calling on small districts, those districts that are remote in many different areas that you can’t traditionally get to with a field sales person.  And we did expand our field sales group internally as well as we currently still have 40 people that are responsible for our field sales.  So, together they make for a win-win opportunity, we think, in the way we go to market.

MARY MINCH:  And Drew, with respect to, you know, what does that mean for costs going forward?  It doesn’t mean we’re going to curtail any more, it just means that we’re going to be able to leverage those existing costs in a greater fashion going forward.

DREW CRUM:  OK.  That’s helpful.  And then, John, another year under your belt with you know, focusing on that top-down sales approach, I’m just wondering what type of success you had to date and just kind of give us your overall assessment of that niche list?

JOHN HICKEY:  Well I think, you know, that we’re more than pleased today that the fact that we have a new Senior Vice-President who we added in August, his name is Rick Carlson, and what he has done in a very short time to rally the team together as well as to bring the AlphaSmart field sales people together in one cohesive force, has really, really made us feel more confident that we’re going to be on track with that field sales organization.  Having said that, we have at the same time split off, of course, some of the inside sales group and expanded that quite a bit.  We’ve more than doubled in the last year our inside sales people so that they could focus on those smaller districts that do not require a face-to-face person for a large percent of the time.  So I think it’s a little bit too early to say that exactly how everything will go for sure, but we’re pretty confident that we’re on track.

DREW CRUM:  OK.  And it sounds like the state budget situation has at least stabilized based on your commentary, and the outlook is stable for ’06.  I’m wondering if at the federal level if you’re expecting any pickups, or are you going to derive more sales from “No Child Left Behind”?  Now what do you see there?

MARY MINCH:  Drew, we haven’t historically seen a significant impact from the federal level and we wouldn’t expect that to change dramatically going forward.  There’s been some recent acknowledgements of cuts at the federal level from Title I grants, et cetera.  So basically, we don’t see any significant change on the horizon.

DREW CRUM:  I know the federal government just set the final appropriations for “No Child Left Behind”.  Were there any programs or any targeted funding that you were expecting that, you know, didn’t come through or any surprises on the other side?

MARY MINCH:  No, I don’t think so.  And again, it hasn’t been very impactful in the past, so we wouldn’t expect anything significant there.

DREW CRUM:  OK.  One last one, Mary, did you disclose what the FAS 123R impact will be for ’06?

MARY MINCH:  We did not; actually it will not have an impact.  If you recall, we had an announcement on our filing last year where our stock options were vested ahead of time.

DREW CRUM:  Right, right.  OK.  OK, thanks guys.

JOHN HICKEY:  Thanks.

OPERATOR:  Your next question is coming from Kirsten Edwards with Think Equity Partners.  Please go ahead.

KIRSTEN EDWARDS, THINK EQUITY PARTNERS:  Hi, good afternoon.  My question, I think last quarter you updated us on the renewal rate for Renaissance Place and I don’t think I heard that this quarter.  Do you mind giving that?

MARY MINCH:  Kirsten, this is Mary.  The renewals have stayed fairly consistent; I think we talked about a 90 percent renewal rate.  Of course we see most of those in the second and third quarters so we don’t have a lot of impact in the fourth quarter but the rates remained fairly consistent.

KIRSTEN EDWARDS:  OK great.  And what, just to remind me, you had mentioned this 3,500 attendees planned for the conferences.  Can you give us some background information; how well attended they were prior to last year?

MARY MINCH:  This level would be fairly consistent to where we were in the 2004 conference, which was down slightly from the year before that, if I recall correctly.  So, we’ve been fairly consistent for about three years.

KIRSTEN EDWARDS:  OK, great.  And then, were there any other, you know, differences in the funding environment, whether that’s related to a particular state or a particular district that you noticed in the quarter?

MARY MINCH:  No, I mean, certainly the funding environment does vary state by state, but nothing impactful for the quarter, Kirsten.

JOHN HICKEY:  I would only add that maybe there could be a little bit with the Gulf states, of course, with Katrina, as a little of a carryover and we did not see the up-tick occur yet.  We have been hearing though that there could be some funding that could be released to them so that we could see that impact more in the first and second quarter.  That would be about the only area.

KIRSTEN EDWARDS:  OK great.  And that would not be significant for you, is that correct?

JOHN HICKEY:  Not significant.  I mean it is obviously something we watch very carefully but, it’s not significant.

KIRSTEN EDWARDS:  OK great.  Thanks a lot.

OPERATOR:  Thank you.  As a reminder, if you do have a question, you may press ‘*’ then ‘1’ on your telephone keypad at this time.  Next question is coming from Mr. Cory Johnson with Cannell Capital.  Please go ahead.

CORY JOHNSON, CANNELL CAPITAL:  Hi guys, thanks for taking my questions.

JOHN HICKEY:  Hi, Cory.

CORY JOHNSON:  Is any of the services revenue you reported in your income statement AlphaSmart or was that all Renaissance?

MARY MINCH:  No, AlphaSmart didn’t have a lot of service offerings, so the majority of it would be Renaissance.

CORY JOHNSON:  OK, and can you give me some sense of what the decline was in terms of revenue percentages for each of the two businesses from where they were last quarter?

MARY MINCH:  We don’t split that out separately, Cory.  We made some comments about Renaissance Learning continuing to improve from where we had historically been, but we haven’t split our acquisitions out separately.

CORY JOHNSON:  And when you say it’s down, you refer to last quarter or same time last year?

MARY MINCH:  The comparison to the same quarter in the prior year.

CORY JOHNSON:  OK.  Is it also down from the previous quarter or is it up from the previous quarter?

MARY MINCH:  I think what we said is that the trend for comparison to the last year is improving.

CORY JOHNSON:  OK.  That could be either up or down; I guess we’ll have to guess.  In terms of combining product, writing Renaissance software for AlphaSmart devices, you guys have been a merged company for most of six months now.  When are you going to ship some product that will work on an AlphaSmart device?

JOHN HICKEY:  Well Cory, as we talked about previously, but it does take a bit of time to not only integrate the two organizations, but also to design carefully the software as well as to bring together some of the hardware into a cohesive product solution.  So six months, while everybody’s been very strongly working at that end game, it’s just not something we can announce yet.  But as I said in my comments, it is something that we’re hoping to be able to do within the near future.

CORY JOHNSON:  Near future meaning this year ’06 or will it take longer than that?

JOHN HICKEY:  I would say certainly within 2006.

CORY JOHNSON:  OK.  Last conference call you talked about your target of 10,000 schools by the end of ’05.  Did you get to that and what’s your target for ’06?

JOHN HICKEY:  Well, in my comments I did say that we got up to about 9,200 and we were targeting some acceleration to that to reach over 20,000 schools by the end of 2006.

CORY JOHNSON:  OK.  Why did cash decline so much?  You know, (inaudible) are about the same but cash is about half of what it was.

MARY MINCH:  Half from the year ago period, Cory?

CORY JOHNSON:  Last quarter.

MARY MINCH:  Cash declined about 9 million for the quarter; the majority of that 18 million was used for stock repurchases.

CORY JOHNSON:  OK.  Let me also ask about the real estate sale.  In the previous quarter on the balance sheet you had an item, real estate held for sale valued at $7.6 million, but now you say you sold the real estate for $1.8 million.  Is there more real estate for sale or had you just guessed wrong at the value of that real estate?

MARY MINCH:  No, that 1.8 million was the pre-tax gain recorded on that sale.

CORY JOHNSON:  OK.  And that’s all I’ve got right now.  Thank you.

OPERATOR:  Thank you.  Once again, if you do have a question, will you press ‘*’ then ‘1’ on your telephone keypad at this time.  There appear to be no further questions.

JOHN HICKEY:  OK.  OK, I’d like to close by saying that we are excited about the future prospects of Renaissance Learning.  We have made great progress in our initiatives over the last 12 to 18 months and we are very optimistic about our growth prospects in 2006 and beyond.  Thank you for joining us and we will talk with you again in April.

OPERATOR:  Thank you.  This does conclude today’s Renaissance Learning conference call.  You may now disconnect your lines at this time and have a wonderful afternoon.

END